Exhibit 99.2

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

	For the three-month periods ended December 31,		For the twelve-month periods ended December 31,
	2007	2006	2007	2006
Net income	$16,715	$11,359	$65,113	$38,255
Less:
Gain on release of Alliance’s net liabilities (1)	—	—	(4,212)	—
Add:
Provision for income taxes	10,115	6,590	38,298	23,642
Interest (income) expense, net	(506)	1,226	(3,150)	3,710
Depreciation and amortization	4,125	2,769	13,749	10,106

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) (2)	$30,449	$21,944	$109,798	$75,713

(1)	Alliance Home Health, Inc. (“Alliance”), a wholly owned subsidiary of the Company filed for Chapter 7 federal bankruptcy protection in September 2000. That case is now concluded. As a result, the remaining $4.2 million liabilities of Alliance were extinguished and the Company is not liable for any of these obligations. The discharge of the liabilities was a non-taxable event.

(2)	EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.